UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2009

Date of Report

(Date of earliest event reported)

MONACO COACH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14725 (Commission File Number)	35-1880244 (I.R.S. Employer Identification No.)

91320 Industrial Way
Coburg, Oregon 97408
(Address of principal executive offices)    (Zip code)

(541) 686-8011
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Order of United States Bankruptcy Court Approving Sale of Manufacturing Assets

Monaco Coach Corporation (the “Company”) previously entered into an Asset Purchase Agreement (as amended, the “Asset Purchase Agreement”), effective as of May 1, 2009, by and among Workhorse International Holding Company (the “Purchaser”), an affiliate of Navistar Inc. (“Navistar”)  the Company, certain of its subsidiaries (collectively with the Company, “Sellers”) pursuant to which Navistar and Purchaser would purchase substantially all of the core RV manufacturing assets of Sellers (the “Manufacturing Assets”).  Pursuant to an order of the United States Bankruptcy Court for the District of Delaware (the “Court”), dated May 22, 2009, the Court, among other things (i) authorized the sale of the Manufacturing Assets pursuant to the Asset Purchase Agreement, (ii) authorized the assumption and assignment of certain contracts of Sellers and (iii) authorized the rejection of certain contracts of Sellers.  The Company anticipates that the transactions will close on or about June 2, 2009.

The net proceeds of the transaction, after paying costs associated with the transaction, will be used to satisfy the obligations of the Company and its subsidiaries to their creditors.  The Company does not anticipate that there will be proceeds ultimately available to the Company from the transactions contemplated by the Asset Purchase Agreement and other potential asset sales sufficient, after payments to creditors, to result in any distribution to the stockholders of the Company.

Safe Harbor Statement:

This 8-K contains or may contain forward-looking statements, including without limitation statements regarding (i) closing of the transaction and (ii) the timing of the closing of the transaction. These forward-looking statements are subject to various risks and uncertainties, including without limitation  the satisfaction of conditions to closing contained in the asset purchase agreement, together with those items more fully described in the Company’s other filings with the Securities and Exchange Commission.

The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONACO COACH CORPORATION

Date: May 29, 2009	By:	/s/ P. Martin Daley
	Name:	P. Martin Daley
	Title:	Vice President and Chief Financial Officer